UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 11, 2006

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota

1-9595

41-0907483

(State or other jurisdiction

(Commission

(IRS Employer

of incorporation)

File Number)

Identification No.)

7601 Penn Avenue South

Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)  On January 11, 2006, Best Buy Co., Inc. announced that effective February 26, 2006, the beginning of the registrant’s next fiscal year, Brian J. Dunn, age 45, has been promoted to President and Chief Operating Officer. Mr. Dunn, currently the registrant’s President – Retail, North America, has been with the registrant for 20 years, with increasing responsibility for store leadership including having been named senior vice president of a division of stores (which encompassed all East Coast Best Buy stores) in 2000 and Executive Vice President - Best Buy U.S. Retail in 2002. He attained his current position in December 2004, assuming the leadership of more than 800 stores in the United States and Canada as well as several corporate groups that directly support the registrant’s stores. In his new role, Mr. Dunn will retain responsibility for all U.S. stores while assuming additional responsibilities for the merchandising, customer centricity, services and small business functions. The position of President and Chief Operating Officer had been vacant since Allen U. Lenzmeier, Vice Chairman, relinquished the role in December 2004.

The registrant also announced the promotion of Robert A. Willett, age 58, to the newly created position of Chief Executive Officer of Best Buy International, effective February 26, 2006. Mr. Willett assumed his current position as the registrant’s Executive Vice President – Operations when he joined the registrant in 2004. Prior to that, he served as an independent consultant to the registrant for five years, including serving as a special advisor to the registrant’s board of directors in 2002 and 2003. In addition, as global managing partner for the retail practice at Accenture LLP, he served as a consultant on the “process to profits” initiative that the registrant undertook in the late 1990s. In his new role, Mr. Willett will retain responsibility of leading the registrant’s supply chain and information technology functions while assuming the additional responsibility of executing the registrant’s strategy of long-term growth from international operations and expansion.

Finally, the registrant announced that Mr. Lenzmeier, age 62, has decided to continue his role as Vice Chairman on a part-time basis. Previously, Mr. Lenzmeier had announced plans to retire at the end of February 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: January 13, 2006	/s/ James L. Muehlbauer
James L. Muehlbauer
Senior Vice President – Finance